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                                                                    EXHIBIT 23.2

                         INDEPENDENT AUDITORS' CONSENT

    We consent to the incorporation by reference in Registration Statement Nos. 333-08542 and 333-12666 of Reed International P.L.C. and Elsevier NV on Form S-8 and in the Post-Effective Amendment No. 1 to Registration Statement No. 333-6710-02 of Reed International P.L.C. and Elsevier NV on Form F-3 of our report dated February 21, 2001, relating to the consolidated financial statements of Reed International P.L.C., appearing in the Annual Report of Reed International P.L.C., Elsevier NV, Reed Elsevier plc and Elsevier Reed Finance BV and their respective subsidiaries on Form 20-F for the year ended December 31, 2000.

Deloitte & Touche
Chartered Accountants
London, England
13 March 2001